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                     September 30, 2022

       Yanming Liu
       Chief Executive Officer
       Venus Acquisition Corp
       477 Madison Avenue, 6th Floor
       New York, NY 10022

                                                        Re: Venus Acquisition
Corp
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed August 3,
2022
                                                            File No. 001-40024

       Dear Mr. Liu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Bill Huo, Esq.